Exhibit 21

SUBSIDIARIES OF HEALTHCARE SERVICES GROUP, INC.
AS OF DECEMBER 31, 2015

Entity Name	Year Formed	Jurisdiction	Description
Huntingdon Holdings Inc. ("Huntingdon")	1998	Delaware	Huntingdon invests our cash and cash equivalents and manages our portfolio of available-for-sale marketable securities.
HCSG Staff Leasing Solutions, LLC ("Staff Leasing")	2011	Pennsylvania	Staff Leasing offers professional employer organization services to clients in the health care industry.
HCSG Insurance Corp.	2014	New Jersey	HCSG Insurance Corp. is a captive insurance company which provides the Company with certain insurance-related services.
HCSG Labor Supply, LLC ("Labor Supply")	2014	Pennsylvania	Labor Supply offers personnel solutions on an indefinite basis in specific job classifications to clients in the health care industry.
HCSG East, LLC	2015	New Jersey	HCSG East, LLC provides housekeeping, laundry and dietary services at client facilities as a subcontracted service provider on behalf of HCSG.
HCSG Central, LLC	2015	New Jersey	HCSG Central, LLC provides housekeeping, laundry and dietary services at client facilities as a subcontracted service provider on behalf of HCSG.
HCSG West, LLC	2015	New Jersey	HCSG West, LLC provides housekeeping, laundry and dietary services at client facilities as a subcontracted service provider on behalf of HCSG.
HCSG East Labor Supply, LLC	2015	New Jersey	HCSG East Labor Supply, LLC provides personnel solutions on an indefinite basis in specific job classifications to clients in the health care industry.